PRESS RELEASE FOR    EAGLE BANCORP, INC
IMMEDIATE RELEASE    CONTACT:
    David G. Danielson
October 20, 2021    240.552.9534

EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR
THIRD QUARTER 2021 OF $43.6 MILLION OR $1.36 PER SHARE

BETHESDA, MD, Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced net income of $43.6 million for the third quarter of 2021, compared to net income of $41.3 million for the third quarter of 2020, a 5.5% increase. Net income per basic and diluted common share was $1.36 for the third quarter of 2021, compared to $1.28 for the third quarter of 2020.
The increase in earnings is largely due to the release of reserves from the allowance for credit losses, partially offset by a reduction in mortgage fee income. Earnings for the third quarter of 2021 included a net reversal of $7.5 million from the allowance for credit losses on loans and the reserve for unfunded commitments, as compared to the third quarter of 2020, which included a net provision of $4.5 million for those two accounts.
Net income for the nine months ended September 30, 2021, was $135.1 million, compared to $93.3 million for the nine months ended September 30, 2020, a 45% increase. Net income per basic and diluted common share for the nine months ended September 30, 2021 was $4.23 and $4.22, respectively, compared to $2.88 for both basic and diluted for the nine months ended September 30, 2020.

Third Quarter 2021 Highlights
•Income Statement
◦Net income of $43.6 million
◦Net reversal of $7.5 million (which includes an increase to the reserve for unfunded commitments of $716 thousand)
◦Net interest margin of 2.73%
◦Return on average assets ("ROAA") of 1.46%
◦Return on average common equity ("ROACE") of 13.00%
◦Return on average tangible common equity ("ROATCE") of 14.11%1
◦Efficiency ratio of 41.7%
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Balance Sheet
◦Total assets of $11.6 billion
◦Total loans (excluding loans held for sale) were $6.85 billion, down 5.6% from the prior quarter end
◦Loans (excluding PPP of $67.3 million) were $6.78 billion, down 3.4% from the prior quarter end2
◦Book value per share of $41.68, up 9.8% from a year ago
◦Tangible book value per share of $38.39, up 10.6% from a year ago3
◦Total risk based capital ratio of 16.59%
◦Annualized net charge-off ratio to average loans of 0.08%
◦Nonperforming assets to total assets of 0.31%
◦Allowance for credit losses to total loans of 1.21%

•Other events
◦Announced an increase of the cash dividend to $0.40 per share, up 14% from $0.35 per share the prior quarter
◦Repurchased 11,609 shares during the third quarter at an average price of $52.94 per share

CEO Commentary

Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended the third quarter of 2021 with earnings that were 1.46% of average assets, continued improvement in asset quality and a high level of capital. Earnings included a third consecutive reversal to the allowance for credit losses and another substantial gain on sale of residential mortgages."

"While we remain a leader among our peers with an efficiency ratio of 41.7%, we continually seek out ways to control or reduce expenses. Early in the quarter, given the Bank's robust capital levels, we redeemed $150 million of subordinated debt issued in 2016. Based on its rate of 5.00% in the second quarter of 2021, this translates into an annualized pre-tax cost savings of $7.5 million. Also this quarter, we closed our Dulles, Virginia branch as it had an expiring lease and our other northern Virginia branches allow us to continue serving these customers. This reduced our branch count to 18 and raised our average deposits per branch to $537 million. The combined annual pre-tax cost savings in rental expense will be about $187 thousand.

"The lending environment in the third quarter remained challenging. Our local market is strong and companies are flush with cash, which led to a lot of paydowns on existing credits, but it also helped push our nonperforming assets down to 0.31% of assets at quarter-end. Additionally, much of our lending efforts this past quarter did not register on the balance sheet as unfunded commitments increased by $280 million over the prior quarter."

"At quarter end, our shareholders' equity reached $1.3 billion and our total risk-based capital was 16.59%. As economic conditions continue to improve and more opportunities arise, our equity gives us the ability to originate loans for large commercial projects, as well as a lot of runway to grow the loan portfolio."

2 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table under the subsection, “Total Loans.”
3 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

"For our shareholders, at the end of the quarter our board increased the dividend to $0.40 per share, up from $0.35 per share in the previous quarter. With the increase, based on the closing stock price of $57.50 per share on September 30, 2021, the dividend yield was 2.78%. We were also active in making stock repurchases during the quarter."

"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $79.0 million for the third quarter of 2021, unchanged from $79.0 million for the third quarter of 2020. While net interest income remained flat, we saw a 13% increase in average earning assets offset by a reduction in net interest margin when comparing the third quarter of 2021 to the same period of 2020. The redemption of $150 million of subordinated debt issued in 2016 on August 2, 2021, resulted in the one-time acceleration of deferred costs of $1.3 million, which were included in interest expense in the third quarter of 2021.

Net interest income was $246.3 million for the nine months ended September 30, 2021, up from $240.1 million for the nine months ended September 30, 2020.

•Net interest margin was 2.73% for the third quarter of 2021, as compared to 3.08% for the third quarter of 2020. Absent the accelerated interest expense on the redemption of $150 million of subordinated debt on August 2, 2021, the net interest margin would have been 2.78% for the third quarter of 2021.4 The decrease in margin primarily reflects a lower rate environment as well as significantly higher cash balances from strong deposit inflows.

Net interest margin was 2.91% for the nine months ended September 30, 2021, as compared to 3.27% for the nine months ended September 30, 2020.

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net interest margin, adjusted:
Net interest income (GAAP)	$79,045	$79,038	$246,328	$240,145
Less: PPP accelerated net deferred fees and costs from sale (non-GAAP)	—	—	(4,667)	—
Add: Accelerated interest expense on redemption of sub-debt (non-GAAP)	1,313	—	1,313	—
Adjusted net interest income (non-GAAP)	$80,358	$79,038	$242,974	$240,145

Average interest earning assets (GAAP)	$11,486,280	$10,205,939	$11,292,799	$9,814,305

Net interest margin (GAAP)	2.73%	3.08%	2.91%	3.27%
Adjusted Net interest margin (non-GAAP)	2.78%	3.08%	2.88%	3.27%

4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

•Adjusted pre-provision net revenue ("Adjusted PPNR"),5 a non-GAAP measure, was $52.3 million for the third quarter of 2021, compared to $60.0 million the third quarter of 2020. As a percent of average assets, adjusted PPNR for the third quarter of 2021 was 1.75%, down from 2.28% for the third quarter of 2020. This decline in Adjusted PPNR to average assets was a result of lower noninterest income while average assets increased by 13%.

Adjusted pre-provision net revenue was $162.9 million for the nine months ended September 30, 2021, compared to $166.8 million for the nine months ended September 30, 2020.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted net interest income (non-GAAP)	$80,358	$79,038	$242,974	$240,145
Noninterest income (GAAP)	8,299	17,844	29,811	35,809
Noninterest expense (GAAP)	(36,375)	(36,915)	(109,856)	(109,154)
Adjusted PPNR (non-GAAP)	$52,282	$59,967	$162,929	$166,800

Average Assets (GAAP)	$11,826,326	$10,473,595	$11,600,210	$10,084,081
Adjusted PPNR to Average Assets (non-GAAP)	1.75%	2.28%	1.88%	2.21%

•Provision for credit losses on loans was a reversal of $8.2 million for the third quarter of 2021, compared to a provision of $6.6 million for the third quarter of 2020. The reversal was primarily driven by the decline in loans, improvement in credit quality, and improvements and adjustments in qualitative and environmental factors.

Provision for credit losses was a reversal of $14.4 million for the nine months ended September 30, 2021, as compared to a provision of $40.7 million for the nine months ended September 30, 2020.

•Provision for unfunded commitments was $716 thousand for the third quarter of 2021, compared to a reversal of $2.1 million for the third quarter of 2020. The provision increased as unfunded commitments were up $280 million from the prior quarter-end.

Provision for unfunded commitments was a reversal of $487 thousand for the nine months ended September 30, 2021, as compared to a provision of $974 thousand for the nine months ended September 30, 2020.

•Noninterest income was $8.3 million for the third quarter of 2021, as compared to $17.8 million for the third quarter 2020, a 53% decrease. The decrease was primarily due to lower mortgage volume in the third quarter of 2021 versus the historically high volume that occurred in the third quarter of 2020. In comparison to the prior quarter, residential mortgage volume was up slightly. Residential mortgage loan locked commitments were $279.8 million for the third quarter of 2021, $248.3 million for the second quarter of 2021, and $593.0 million for the third quarter of 2020.

Noninterest income was $29.8 million for the nine months ended September 30, 2021, compared to $35.8 million for the nine months ended September 30, 2020.

5 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

•Noninterest expenses were $36.4 million for the third quarter 2021 compared to $36.9 million for the third quarter of 2020. The major changes between the third quarter of 2021 and the third quarter of 2020 were as follows:
◦Salaries and employee benefits were $22.1 million, up $2.8 million, as a result of higher incentive bonus accruals based on the Company performance and increases in share based compensation.
◦Premises and equipment expenses were $3.9 million, down $1.3 million. The third quarter of 2020 included a $1.7 million adjustment which increased rent expense in accordance with ASC 842 on leases.
◦Legal, accounting and professional fees were $2.0 million, down $1.1 million.

Noninterest expenses were $109.9 million for the nine months ended September 30, 2021, compared to $109.2 million for the nine months ended September 30, 2020.

•Efficiency ratio6 was 41.7% for the third quarter of 2021 compared to 38.1% for the third quarter of 2020. The efficiency ratio increase was driven by lower mortgage fee income in the third quarter of 2021 in comparison to the record mortgage fee income reported in the third quarter of 2020.

The efficiency ratio was 39.8% for the nine months ended September 30, 2021, compared to 39.6% for the nine months ended September 30, 2020.

•Effective income tax rate for the third quarter ended 2021 and 2020 was 25.4%.

Effective income tax rate for the nine months ended September 30, 2021 and 2020 was 25.4%.

Balance Sheet

•Total assets at September 30, 2021 were $11.6 billion, up 4.2% from year-end and up 14.6% from a year ago. The increase in assets from a year ago was primarily driven by increases to cash and investments as a result of large deposit inflows in the third quarter of 2021 and the fourth quarter of 2020.

•Investment portfolio had a balance of $1.8 billion at September 30, 2021, up 55.2% from year-end and up 82.8% from a year ago. We will continue to judiciously deploy accumulated excess liquidity into the investment portfolio to achieve higher yields over cash alternatives. Investments made during the third quarter of 2021 were primarily 20-year, 2% agency mortgage backed securities and treasury bonds.

•Total loans (excluding loans held for sale) were $6.9 billion as of September 30, 2021, a decrease of 11.7% from year-end and a decrease of 13.1% from a year ago. A portion of the decrease was driven by PPP loan forgiveness and PPP loan sales in the second quarter of 2021. Excluding PPP loans, the loans were $6.8 billion at September 30, 2021, a decrease of 7.1% from year-end and a decrease of 8.6% from a year ago.7

6 Noninterest expense divided by the sum of net interest income and noninterest income.
7 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

Over the past four quarters, with the exception of the second quarter of 2021 (excluding PPP), payoffs and paydowns have outpaced funded originations and advances. This was driven by the successful completion of projects, and, at the outset of the COVID-19 pandemic, our focus on serving existing loan clients and maintaining credit quality. More recently, in the third quarter of 2021, the decline in loans also has been influenced by the competition to refinance at lower rates with longer amortization periods, and excess liquidity at competing banks as well as many companies and construction project sponsors.

($ in thousands)	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020

Total loans, excluding loans held for sale (GAAP)	$6,850,863	$7,259,558	$7,760,212	$7,880,255
Less: PPP loans (non-GAAP)	(67,311)	(238,041)	(454,771)	(456,115)
Total loans, excluding loans held for sale and PPP loans (non-GAAP)	$6,783,552	$7,021,517	$7,305,441	$7,424,140

On a linked quarter basis, total loans (excluding loans held for sale and PPP loans) at September 30, 2021, decreased by $238 million, or 3.4%, from the prior quarter end as payoffs and paydowns increased and exceeded originations and advances.

Also on a linked quarter basis, unfunded commitments (including unfunded rate locks on residential mortgages) were $2.37 billion as of September 30, 2021, up $280 million from the prior quarter-end. Excluding rate locks on unfunded residential mortgages, unfunded commitments were $2.23 billion as of September 30, 2021, up $253 million from the prior quarter end, an increase of 12.8%.

In regards to loan yields, the yield on the loan portfolio has benefited from prepayment penalties as loans have paid off and from accelerated interest income from PPP loan forgiveness.
◦The yield on the loan portfolio was 4.59% for the third quarter of 2021 as compared to 4.46% for the third quarter of 2020. Excluding PPP loans, the adjusted loan yield (a non-GAAP measure) was 4.54% for the third quarter of 2021, down from 4.59% for the third quarter of 2020.8
◦The yield on the loan portfolio was 4.67% for the nine months ended September 30, 2021 as compared to 4.71% for the nine months ended September 30, 2020.

	Three Months Ended
($ in thousands)	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,055,621	$81,540	4.59%	$7,910,260	$88,730	4.46%
Less: PPP interest income (non-GAAP)[9]	(140,676)	(2,371)	6.69%	(457,107)	(2,765)	2.41%
Adjusted loan yield (non-GAAP)	$6,914,945	$79,169	4.54%	$7,453,153	$85,965	4.59%

8 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.
9 Includes interest on PPP loans, accelerated net deferred fees and costs from PPP loan sale and accelerated interest income from forgiveness of PPP loans.

	Nine Months Ended
($ in thousands)	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,385,733	$258,188	4.67%	$7,859,188	$277,374	4.71%
Less: PPP interest income (non-GAAP)[9]	(356,140)	(16,574)	6.22%	(262,113)	(5,145)	2.62%
Adjusted loan yield (non-GAAP)	$7,029,593	$241,614	4.60%	$7,597,075	$272,229	4.79%

•Allowance for credit losses was 1.21% of total loans at September 30, 2021, compared to 1.41% at year-end and 1.40% a year ago. Adjusted to exclude PPP loans, which are fully government guaranteed, the allowance for credit losses was 1.22%, compared to 1.50% at year-end and 1.48% a year ago.10 The reduction in the allowance for credit losses as a percent of total loans for the nine months ended September 30, 2021 is due to a provision reversal of $14.4 million and net charge-offs of $12.2 million, which had a greater impact on the ratio than the decline in loans.

Net charge-offs for the third quarter of 2021 were $1.3 million as compared to $5.2 million for third quarter of 2020. On an annualized basis, this was 0.08% of average loans (excluding loans held for sale) for the third quarter of 2021, as compared to 0.26% for the third quarter of 2020.

($ in thousands)	September 30, 2021	December 31, 2020	September 30, 2020
Allowance for credit losses, adjusted
Allowance for credit losses (GAAP)	$82,906	$109,579	$110,215

Total loans, excluding loans held for sale (GAAP)	$6,850,863	$7,760,212	$7,880,255
Less: PPP loans (non-GAAP)	(67,311)	(454,771)	(456,115)
Total loans excluding PPP loans (non-GAAP)	$6,783,552	7,305,441	7,424,140

Allowance for credit losses to total loans (GAAP)	1.21%	1.41%	1.40%
Allowance for credit losses to total loans excluding PPP loans (non-GAAP)	1.22%	1.50%	1.48%

•Total deposits were $9.7 billion at September 30, 2021, up 5.2% from the year-end, and up 18.2% from a year ago. With the exception of the second quarter of 2021, deposits have continued to flow into the Bank driving up the size of the balance sheet. At the end of the third quarter of 2021, deposits were up $649 million, over the prior quarter end.

While deposits are up significantly, the deposit mix remains favorable. Average noninterest bearing deposits to average total deposits was 33.9% for the third quarter of 2021, as compared to 31.7% for the third quarter of 2020.

In regards to deposit costs, in the third quarter of 2021, the Bank continued to see higher priced CDs runoff.

◦CDs with a total balance of $115 million and a weighted average rate of 0.44% matured in the third quarter of 2021. These CDs had a weighted average term of 12 months at issuance.
10 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

◦The cost of funds was 0.35% in the third quarter of 2021, as compared to 0.58% in the third quarter of 2020. The cost of funds for the third quarter of 2021 included the $1.3 million in accelerated interest expenses from the redemption of subordinated debt.

•Total shareholders’ equity was $1.3 billion at September 30, 2021, up 7.3% from year-end, and up 8.9% from a year ago. For the nine months ended September 30, 2021, increases in shareholders' equity from earnings were partially offset by common dividends declared of $31.9 million and stock repurchases of $677 thousand.
◦Book value per share was $41.68, up 6.7% from year-end and up 9.8% from a year ago.
◦Tangible book value per share was $38.3911, up 7.4% from year-end and up 10.6% from a year ago.

•Capital ratios for the Company remain strong and substantially in excess of regulatory minimum requirements. Regulatory ratios based on risk based capital ratios continue to remain high or trend up, driven by strong earnings and relatively modest change in risk weighted assets.

	For the Company
	September 30, 2021	December 31, 2020	September 30, 2020	Well Capitalized Minimum
Regulatory Ratios
Total Capital (to risk weighted assets)	16.59%	17.04%	16.72%	10.00%
Tier 1 Capital (to risk weighted assets)	15.33%	13.49%	13.19%	8.00%
Common Equity Tier 1 (to risk weighted assets)	15.33%	13.49%	13.19%	6.50%
Tier 1 Capital (to average assets)	10.58%	10.31%	10.82%	5.00%

Common Capital Ratios
Common Equity Ratio	11.49%	11.16%	12.11%	—%
Tangible Common Equity Ratio	10.68%	10.31%	11.18%	—%

Additional Commentary

•Subordinated debt: On August 2, 2021, the Company redeemed $150 million of subordinated debt issued in 2016. In the second quarter of 2021, the rate on the debt was 5.00%, which translates into an annualized pre-tax cost savings of $7.5 million when redeemed. This redemption accelerated $1.3 million in deferred costs which were included in interest expense the third quarter of 2021.

•Cost savings initiatives: The Bank continues to pursue its "branch light" strategy to improve efficiency while putting more emphasis on relationships and technology. After a full analysis of our branch structure, the Bank closed its Dulles Branch in September 2021 as its lease expired. The annual cost savings in rent, common area maintenance and taxes is about $187 thousand, and there was no write-off of leasehold improvements as all improvements had been fully amortized upon the expiration of the lease.

11 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

All of the employees from the Dulles Branch have filled, or will be filling, vacant positions within the Company, reducing the need to hire additional personnel.

•Paycheck protection program: At September 30, 2021, the Bank had an outstanding balance of PPP loans of $67.3 million. These loans were mostly originated in mid-2020, and we expect these loans to complete the forgiveness process over the next two quarters.

•COVID-19 and watch-rated loans: Beginning in the third quarter of 2020, all loans that received a third COVID-19 deferral or payment modification were downgraded to a watch-rating if not already rated as such. This was done to raise the visibility of these loans within the loan portfolio. After these COVID-19 deferred or modified loans demonstrate nine months of payments and sustained performance, they may be considered for removal as a watch-rated loan. Watch-rated loans at September 30, 2021 were $509 million, of which $415 million were loans that received a COVID-19 deferral or payment modification (includes loans that were upgraded to watch-rated).

•Nonperforming loans and assets: Both nonperforming loans and assets decreased on a linked quarter basis and year over year.
◦Nonperforming loans were $31.2 million or 0.46% of total loans at September 30, 2021, down from $49.5 million or 0.68% at the prior quarter end, and down from $58.1 million or 0.74% of total loans a year ago.
◦Nonperforming assets were $36.4 million or 0.31% of total assets at September 30, 2021, down from $54.5 million or 0.50% at the prior quarter end, and down from $63.0 million or 0.62% of total assets a year ago. At September 30, 2021, other real estate owned was $5.1 million.

•Dividend: On September 29, 2021, the Board of Directors declared a quarterly cash dividend of $0.40 per common share payable on November 1, 2021 to shareholders of record on October 21, 2021. This represents a $0.05 per share increase over the prior quarterly dividend of $0.35 per share, and a $0.18 per share increase from the $0.22 per share dividend declared in the third quarter of 2020.

•Stock repurchase plan: In December 2020, the Board of Directors approved a new stock repurchase plan of up to 1,588,848 shares, or approximately 5% of shares outstanding, which commenced January 1, 2021. In the third quarter of 2021, the Company completed repurchases of 11,609 shares for $614,609 at an average cost of $52.94 per share under the stock repurchase plan.

For the year, and since the start of the 2021 stock repurchase plan, the Company has repurchased a total of 13,075 shares for $676,901 at an average cost of $51.77 per share.

•Legal update: As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, on January 25, 2021, the Company entered into a settlement agreement with respect to a previously disclosed shareholder demand letter, covering substantially the same subject matters as the disclosed civil securities class action litigation pending in the SDNY. The letter demanded that the Board undertake an investigation into the Board’s and management’s alleged violations of law and alleged breaches of fiduciary duties, and take appropriate actions following such investigation. On October 4, 2021, the DC Superior Court approved the settlement and dismissed the derivative action complaint. The Company has already begun executing on the terms of the settlement, including the payment of agreed-upon fees and expenses (which were fully covered by the Company’s D&O insurance policy).

In connection with the previously disclosed investigation by the SEC, the Company’s discussions with the Staff have progressed, and the Company continues to engage with the Staff, including senior Staff members, about a potential resolution or settlement of the Staff’s investigation with respect to the Company. The Company is hopeful that these discussions will lead to a timely resolution of the investigation as it relates to the Company and any current employees and directors on a mutually agreeable basis, but there can be no assurance that will be the case. There also can be no assurance that this would result in resolution of any charges against former employees or directors, given the Staff’s ongoing review of the factual record. Any agreements reached by the Company with the Staff would be subject to approval by the Commission, and there can be no assurance that it would be approved. We are unable to predict the outcome of the investigation or these discussions or whether any potential resolution would have a material impact on the Company.

The Company is also continuing discussions with the Staff of the Federal Reserve Board about a potential resolution or settlement of its investigation with respect to the Company. With respect to the other investigations described above, we are unable to predict their duration, scope or outcome.

As previously disclosed, the Company maintains director and officer insurance policies (“D&O Insurance Policies”) that provide coverage for the legal defense costs related to certain of the above-described investigations and litigations. When claims are covered by D&O Insurance Policies, the Company records a corresponding receivable against the incurred legal defense cost expense subject to coverage under the D&O Insurance Policies and then eliminates the receivable and expense when the claim is paid. Subject to any new developments to the above-described investigations and litigations that may occur over the next few months, the Company currently believes there is a possibility that the applicable D&O Insurance Policies may be exhausted as early as the fourth quarter of this year. Once the D&O Insurance Policies are exhausted, the Company will be responsible for paying the defense costs associated with the above-described investigations and litigations for itself and on behalf of any current and former Officers and Directors entitled to indemnification from the Company. Since the commencement of the above-described matters in 2018 through September 30, 2021, the Company’s D&O Insurance carriers have advanced defense cost claims to the Company and its current and former directors and officers in an aggregate of approximately $10 million, excluding the cost of settlements. Because this aggregate amount does not reflect total expenses incurred and includes costs related to certain proceedings that have since settled, this number is not intended to be and should not be used as an estimate of defense costs going forward. The Company cannot predict with any certainty the amount of defense costs that the Company may incur in the future in connection with currently ongoing and any potential future investigations and legal proceedings, as they are dependent on various factors, many of which are outside of the Company’s control.

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its third quarter 2021 financial results on Thursday, October 21, 2021 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code: 5668029, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through November 4, 2021.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality, asset and loan growth and broader business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and June 30, 2021, the Company's upcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income Statements:
Total interest income	$89,152	$93,833	$278,266	$295,306
Total interest expense	10,107	14,795	31,938	55,161
Net interest income	79,045	79,038	246,328	240,145
Provision for credit losses	(8,203)	6,607	(14,409)	40,654
Provision for Unfunded Commitments	716	(2,078)	(487)	974
Net interest income after provision for credit losses	86,532	74,509	261,224	198,517
Noninterest income (before investment gain)	6,780	17,729	27,753	34,159
Gain (loss) on sale of investment securities	1,519	115	2,058	1,650
Total noninterest income	8,299	17,844	29,811	35,809
Total noninterest expense	36,375	36,915	109,856	109,154
Income before income tax expense	58,456	55,438	181,179	125,172
Income tax expense	14,847	14,092	46,108	31,847
Net income	$43,609	$41,346	$135,071	$93,325
Per Share Data:
Earnings per weighted average common share, basic	$1.36	$1.28	$4.23	$2.88
Earnings per weighted average common share, diluted	$1.36	$1.28	$4.22	$2.88
Weighted average common shares outstanding, basic	31,959,357	32,229,322	31,930,939	32,433,963
Weighted average common shares outstanding, diluted	32,030,527	32,250,885	31,993,337	32,458,100
Actual shares outstanding at period end	31,947,458	32,228,636	31,947,458	32,228,636
Book value per common share at period end	$41.68	$37.96	$41.68	$37.96
Tangible book value per common share at period end (1)	$38.39	$34.70	$38.39	$34.70
Dividend per common share	$0.40	$0.22	$1.00	$0.66
Performance Ratios (annualized):
Return on average assets	1.46%	1.57%	1.56%	1.24%
Return on average common equity	13.00%	14.46%	13.98%	10.44%
Return on average tangible common equity	14.11%	15.93%	15.21%	11.45%
Net interest margin	2.73%	3.08%	2.91%	3.27%
Efficiency ratio (2)	41.65%	38.10%	39.78%	39.56%
Other Ratios:
Allowance for credit losses to total loans (3)	1.21%	1.40%	1.21%	1.40%
Allowance for credit losses to total nonperforming loans	265.32%	189.83%	265.32%	189.83%
Nonperforming loans to total loans (3)	0.46%	0.74%	0.46%	0.74%
Nonperforming assets to total assets	0.31%	0.62%	0.31%	0.62%
Net charge-offs (annualized) to average loans (3)	0.08%	0.26%	0.22%	0.25%
Common equity to total assets	11.49%	12.11%	11.49%	12.11%
Tier 1 capital (to average assets)	10.58%	10.82%	10.58%	10.82%
Total capital (to risk weighted assets)	16.59%	16.72%	16.59%	16.72%
Common equity tier 1 capital (to risk weighted assets)	15.33%	13.19%	15.33%	13.19%
Tangible common equity ratio (1)	10.68%	11.18%	10.68%	11.18%

(continued)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,289,215	$1,524,613	$1,289,215	$1,524,613
PPP loans	$67,311	$456,115	$67,311	$456,115
Commercial real estate - income producing	$3,337,303	$3,724,839	$3,337,303	$3,724,839
Commercial real estate - owner occupied	$977,617	$997,645	$977,617	$997,645
1-4 Family mortgage	$76,259	$82,385	$76,259	$82,385
Construction - commercial and residential	$824,133	$879,144	$824,133	$879,144
Construction - C&I (owner occupied)	$222,366	$140,357	$222,366	$140,357
Home equity	$55,527	$72,648	$55,527	$72,648
Other consumer	$1,132	$2,509	$1,132	$2,509
Average Balances (in thousands):
Total assets	$11,826,326	$10,473,595	$11,600,210	$10,084,081
Total earning assets	$11,486,280	$10,205,939	$11,292,799	$9,814,305
Total loans	$7,055,621	$7,910,260	$7,385,733	$7,859,188
Total deposits	$9,948,114	$8,591,912	$9,694,694	$8,258,352
Total borrowings	$448,697	$596,472	$519,333	$560,427
Total shareholders’ equity	$1,331,022	$1,211,145	$1,292,223	$1,193,988
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides reconciliation of financial measures defined by GAAP with non-GAAP financial measures.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Nine Months Ended	Year Ended	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021	December 31, 2020	September 30, 2020	September 30, 2020
Common shareholders' equity		$1,331,697	$1,240,892		$1,223,402
Less: Intangible assets		(105,103)	(105,114)		(105,165)
Tangible common equity		$1,226,594	$1,135,778		$1,118,237
Book value per common share		$41.68	$39.05		$37.96
Less: Intangible book value per common share		(3.29)	(3.31)		(3.26)
Tangible book value per common share		$38.39	$35.74		$34.70
Total assets		$11,585,317	$11,117,802		$10,106,294
Less: Intangible assets		(105,103)	(105,114)		(105,165)
Tangible assets		$11,480,214	$11,012,688		$10,001,129
Tangible common equity ratio		10.68%	10.31%		11.18%
Average common shareholders' equity	$1,331,022	$1,292,223	$1,204,341	$1,137,826	$1,193,988
Less: Average intangible assets	(105,126)	(105,151)	(104,903)	(105,106)	(104,826)
Average tangible common equity	$1,225,896	$1,187,072	$1,099,438	$1,032,720	$1,089,162
Net Income Available to Common Shareholders	$43,609	$135,071	$132,217	$41,346	$93,325
Annualized Return on Average Tangible Common Equity	14.11%	15.21%	12.03%	15.93%	11.45%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
Assets	September 30, 2021	December 31, 2020	September 30, 2020
Cash and due from banks	$8,806	$8,435	$7,559
Federal funds sold	38,934	28,200	30,830
Interest bearing deposits with banks and other short-term investments	2,452,744	1,752,420	818,719
Investment securities available for sale (amortized cost of $1,789,416, $1,129,057, and $956,803, and allowance for credit losses of $256, $167 and $156 as of September 30, 2021, December 31, 2020 and September 30, 2020, respectively).	1,786,659	1,151,083	977,570
Federal Reserve and Federal Home Loan Bank stock	34,093	40,104	40,061
Loans held for sale	53,413	88,205	79,084
Loans	6,850,863	7,760,212	7,880,255
Less allowance for credit losses	(82,906)	(109,579)	(110,215)
Loans, net	6,767,957	7,650,633	7,770,040
Premises and equipment, net	15,293	13,553	12,204
Operating lease right-of-use assets	30,080	25,237	27,180
Deferred income taxes	44,733	38,571	36,363
Bank owned life insurance	108,158	76,729	76,326
Intangible assets, net	105,103	105,114	105,165
Other real estate owned	5,135	4,987	4,987
Other assets	134,209	134,531	120,206
Total Assets	$11,585,317	$11,117,802	$10,106,294

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,836,418	$2,809,334	$2,384,108
Interest bearing transaction	812,410	756,923	823,607
Savings and money market	5,268,157	4,645,186	3,956,553
Time, $100,000 or more	347,937	546,173	553,949
Other time	403,566	431,587	460,568
Total deposits	9,668,488	9,189,203	8,178,785
Customer repurchase agreements	29,401	26,726	24,293
Other short-term borrowings	300,000	300,000	300,000
Long-term borrowings	69,639	268,077	267,980
Operating lease liabilities	34,345	28,022	30,457
Reserve for unfunded commitments	5,011	5,498	5,092
Other liabilities	146,736	59,384	76,285
Total liabilities	10,253,620	9,876,910	8,882,892
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,947,458, 31,779,663, and 32,228,636 respectively	316	315	320
Additional paid in capital	432,479	427,016	442,592
Retained earnings	901,218	798,061	766,219
Accumulated other comprehensive income	(2,316)	15,500	14,271
Total Shareholders' Equity	1,331,697	1,240,892	1,223,402
Total Liabilities and Shareholders' Equity	$11,585,317	$11,117,802	$10,106,294

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Income	2021	2020	2021	2020
Interest and fees on loans	$82,182	$89,296	$260,124	$278,979
Interest and dividends on investment securities	5,877	4,141	15,878	14,139
Interest on balances with other banks and short-term investments	1,083	384	2,239	2,104
Interest on federal funds sold	10	12	25	84
Total interest income	89,152	93,833	278,266	295,306
Interest Expense
Interest on deposits	6,590	10,995	21,288	44,055
Interest on customer repurchase agreements	14	84	34	257
Interest on other short-term borrowings	506	505	1,502	1,363
Interest on long-term borrowings	2,997	3,211	9,114	9,486
Total interest expense	10,107	14,795	31,938	55,161
Net Interest Income	79,045	79,038	246,328	240,145
Provision for Credit Losses	(8,203)	6,607	(14,409)	40,654
Provision for Unfunded Commitments	716	(2,078)	(487)	974
Net Interest Income After Provision For Credit Losses	86,532	74,509	261,224	198,517
Noninterest Income
Service charges on deposits	1,204	1,061	3,303	3,428
Gain on sale of loans	3,332	12,226	11,988	16,249
Gain on sale of investment securities	1,519	115	2,058	1,650
Increase in the cash surrender value of bank owned life insurance	642	413	1,429	1,655
Other income	1,602	4,029	11,033	12,827
Total noninterest income	8,299	17,844	29,811	35,809
Noninterest Expense
Salaries and employee benefits	22,145	19,388	63,790	54,289
Premises and equipment expenses	3,859	5,125	11,121	12,414
Marketing and advertising	1,013	928	2,879	3,117
Data processing	2,886	2,700	8,451	7,955
Legal, accounting and professional fees	2,021	3,097	8,523	14,064
FDIC insurance	1,549	2,152	5,586	5,556
Other expenses	2,902	3,525	9,506	11,759
Total noninterest expense	36,375	36,915	109,856	109,154
Income Before Income Tax Expense	58,456	55,438	181,179	125,172
Income Tax Expense	14,847	14,092	46,108	31,847
Net Income	$43,609	$41,346	$135,071	$93,325
Earnings Per Common Share
Basic	$1.36	$1.28	$4.23	$2.88
Diluted	$1.36	$1.28	$4.22	$2.88

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,668,265	$1,083	0.16%	$1,275,932	$384	0.12%
Loans held for sale (1)	56,866	642	4.52%	79,354	567	2.86%
Loans (1) (2)	7,055,621	81,540	4.59%	7,910,260	88,730	4.46%
Investment securities available for sale (2)	1,670,723	5,877	1.40%	906,990	4,141	1.82%
Federal funds sold	34,805	10	0.11%	33,403	11	0.13%
Total interest earning assets	11,486,280	89,152	3.08%	10,205,939	93,833	3.66%
Total noninterest earning assets	432,215			376,681
Less: allowance for credit losses	92,169			109,025
Total noninterest earning assets	340,046			267,656
TOTAL ASSETS	$11,826,326			$10,473,595
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$842,086	$402	0.19%	$756,005	$483	0.25%
Savings and money market	4,971,866	3,645	0.29%	3,998,603	4,929	0.49%
Time deposits	763,513	2,543	1.32%	1,112,664	5,583	2.00%
Total interest bearing deposits	6,577,465	6,590	0.40%	5,867,272	10,995	0.75%
Customer repurchase agreements	27,348	14	0.20%	28,523	84	1.17%
Other short-term borrowings	300,003	506	0.67%	300,003	505	0.66%
Long-term borrowings	121,346	2,997	9.88%	267,946	3,211	4.69%
Total interest bearing liabilities	7,026,162	10,107	0.57%	6,463,744	14,795	0.91%
Noninterest bearing liabilities:
Noninterest bearing demand	3,370,649			2,724,640
Other liabilities	98,493			74,066
Total noninterest bearing liabilities	3,469,142			2,798,706
Shareholders’ Equity	1,331,022			1,211,145
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,826,326			$10,473,595
Net interest income		$79,045			$79,038
Net interest spread			2.51%			2.75%
Net interest margin			2.73%			3.08%
Cost of funds			0.35%			0.58%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $6.3 million and $5.4 million for the three months ended September 30, 2021 and September 30, 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,288,660	$2,239	0.13%	$990,051	$2,104	0.28%
Loans held for sale (1)	79,264	1,936	3.26%	66,158	1,605	3.23%
Loans (1) (2)	7,385,733	258,188	4.67%	7,859,188	277,374	4.71%
Investment securities available for sale (2)	1,506,996	15,878	1.41%	865,484	14,139	2.18%
Federal funds sold	32,146	25	0.10%	33,424	84	0.34%
Total interest earning assets	11,292,799	278,266	3.29%	9,814,305	295,306	4.02%
Total noninterest earning assets	408,167			368,974
Less: allowance for credit losses	100,756			99,198
Total noninterest earning assets	307,411			269,776
TOTAL ASSETS	$11,600,210			$10,084,081
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$819,033	$1,217	0.20%	$787,434	$2,679	0.45%
Savings and money market	4,842,621	11,312	0.31%	3,751,397	21,619	0.77%
Time deposits	826,790	8,759	1.42%	1,199,654	19,757	2.20%
Total interest bearing deposits	6,488,444	21,288	0.44%	5,738,485	44,055	1.03%
Customer repurchase agreements	22,240	34	0.20%	29,710	257	1.16%
Other short-term borrowings	300,003	1,502	0.67%	273,452	1,363	0.66%
Long-term borrowings	197,090	9,114	6.17%	257,265	9,486	4.84%
Total interest bearing liabilities	7,007,777	31,938	0.61%	6,298,912	55,161	1.17%
Noninterest bearing liabilities:
Noninterest bearing demand	3,206,250			2,519,867
Other liabilities	93,960			71,314
Total noninterest bearing liabilities	3,300,210			2,591,181
Shareholders’ Equity	1,292,223			1,193,988
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,600,210			$10,084,081
Net interest income		$246,328			$240,145
Net interest spread			2.68%			2.85%
Net interest margin			2.91%			3.27%
Cost of funds			0.38%			0.75%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $26.3 million and $16.1 million for the nine months ended September 30, 2021 and September 30, 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2021	2021	2021	2020	2020	2020	2020	2019
Total interest income	$89,152	$94,920	$94,194	$94,680	$93,833	$97,672	$103,801	$107,183
Total interest expense	10,107	10,288	11,543	13,262	14,795	16,309	24,057	26,473
Net interest income	79,045	84,632	82,651	81,418	79,038	81,363	79,744	80,710
Provision for credit losses	(8,203)	(3,856)	(2,350)	4,917	6,607	19,737	14,310	2,945
Provision for unfunded commitments	716	(761)	(442)	406	(2,078)	940	2,112	—
Net interest income after provision for credit losses	86,532	89,249	85,443	76,095	74,509	60,686	63,322	77,765
Noninterest income (before investment gain (loss))	6,780	10,607	10,366	9,722	17,729	11,782	4,648	6,845
Gain (loss) on sale of investment securities	1,519	318	221	165	115	713	822	(111)
Total noninterest income	8,299	10,925	10,587	9,887	17,844	12,495	5,470	6,734
Salaries and employee benefits	22,145	19,876	21,769	20,151	19,388	17,104	17,797	19,360
Premises and equipment	3,859	3,644	3,618	3,301	5,125	3,468	3,821	3,380
Marketing and advertising	1,013	980	886	1,161	928	1,111	1,078	1,200
Other expenses	9,358	10,994	11,714	10,396	11,474	13,209	14,651	10,786
Total noninterest expense	36,375	35,494	37,987	35,009	36,915	34,892	37,347	34,726
Income before income tax expense	58,456	64,680	58,043	50,973	55,438	38,289	31,445	49,773
Income tax expense	14,847	16,687	14,574	12,081	14,092	9,433	8,322	14,317
Net income	43,609	47,993	43,469	38,892	41,346	28,856	23,123	35,456
Per Share Data:
Earnings per weighted average common share, basic	$1.36	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06
Earnings per weighted average common share, diluted	$1.36	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06
Weighted average common shares outstanding, basic	31,959,357	31,962,819	31,869,655	32,037,099	32,229,322	32,224,695	32,850,112	33,468,572
Weighted average common shares outstanding, diluted	32,030,527	32,025,110	31,922,940	32,075,175	32,250,885	32,240,825	32,875,508	33,498,681
Actual shares outstanding at period end	31,947,458	31,961,573	31,960,379	31,779,663	32,228,636	32,224,756	32,197,258	33,241,496
Book value per common share at period end	$41.68	$40.87	$39.45	$39.05	$37.96	$36.86	$36.11	$35.82
Tangible book value per common share at period end (1)	$38.39	$37.58	$36.16	$35.74	$34.70	$33.62	$32.86	$32.67
Dividend per common share	$0.40	$0.35	$0.25	$0.22	$0.22	$0.22	$0.22	$0.22
Performance Ratios (annualized):
Return on average assets	1.46%	1.68%	1.53%	1.39%	1.57%	1.12%	0.98%	1.49%
Return on average common equity	13.00%	14.92%	14.05%	12.53%	14.46%	9.84%	7.81%	11.78%
Return on average tangible common equity	14.11%	16.25%	15.33%	13.69%	15.93%	10.80%	8.56%	12.91%
Net interest margin	2.73%	3.04%	2.98%	2.98%	3.08%	3.26%	3.49%	3.49%
Efficiency ratio (2)	41.65%	37.14%	40.74%	38.34%	38.10%	37.18%	43.83%	39.71%
Other Ratios:
Allowance for credit losses to total loans (3)	1.21%	1.28%	1.36%	1.41%	1.40%	1.36%	1.23%	0.98%
Allowance for credit losses to total nonperforming loans	265.32%	187.07%	195.25%	179.80%	189.83%	184.52%	201.80%	151.16%
Nonperforming loans to total loans (3)	0.46%	0.68%	0.69%	0.79%	0.74%	0.74%	0.61%	0.65%
Nonperforming assets to total assets	0.31%	0.50%	0.51%	0.59%	0.62%	0.69%	0.56%	0.56%
Net charge-offs (annualized) to average loans (3)	0.08%	0.30%	0.27%	0.28%	0.26%	0.36%	0.12%	0.16%
Tier 1 capital (to average assets)	10.58%	10.65%	10.28%	10.31%	10.82%	10.63%	11.33%	11.62%
Total capital (to risk weighted assets)	16.59%	17.98%	17.86%	17.04%	16.72%	16.26%	15.44%	16.20%
Common equity tier 1 capital (to risk weighted assets)	15.33%	14.67%	14.42%	13.49%	13.19%	12.80%	12.14%	12.87%
Tangible common equity ratio (1)	10.68%	11.07%	10.48%	10.31%	11.18%	11.17%	10.70%	12.22%
Average Balances (in thousands):
Total assets	$11,826,326	$11,453,080	$11,517,836	$11,141,826	$10,473,595	$10,326,709	$9,447,663	$9,426,220
Total earning assets	$11,486,280	$11,152,933	$11,236,440	$10,872,259	$10,205,939	$10,056,500	$9,176,174	$9,160,034
Total loans	$7,055,621	$7,382,238	$7,726,716	$7,896,324	$7,910,260	$8,015,751	$7,650,993	$7,532,179
Total deposits	$9,948,114	$9,530,909	$9,601,249	$9,227,733	$8,591,912	$8,482,718	$7,696,764	$7,716,973
Total borrowings	$448,697	$536,926	$573,750	$596,307	$596,472	$598,463	$485,948	$449,432
Total shareholders’ equity	$1,331,022	$1,290,029	$1,254,780	$1,235,174	$1,211,145	$1,179,452	$1,191,180	$1,194,337
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.